                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                     New Century Financial Corporation
                     ----------------------------------
                              (Name of Issuer)

                               COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                                64352D101
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  11 Pages
                                        ---

CUSIP No. 64352D101                  13G                 Page  2   of  11 Pages
          ---------                                            ---    ---
    THE BAPTIST FOUNDATION OF ARIZONA
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons


-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group (See Instructions)*            (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
      Arizona
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power         0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power         3,370,656
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power         0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power         3,370,656
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,370,656
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     23.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     HC
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64352D101                  13G                 Page  3   of  11 Pages
          ---------                                            ---    ---
    FOUNDATION ADMINISTRATIVE SERVICES, INC.
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group (See Instructions)*            (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
      Arizona
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power         0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power         3,370,656
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power         0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power         3,370,656
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,370,656
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     23.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     HC
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64352D101                  13G                 Page  4   of  11 Pages
          ---------                                            ---    ---
    THE FOUNDATION COMPANIES, INC.
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group (See Instructions)*            (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
      Arizona
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power         0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power         3,370,656
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power         0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power         3,370,656
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,370,656
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     23.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64352D101                  13G                 Page  5   of  11 Pages
          ---------                                            ---    ---
    CORNERSTONE FUND I, L.L.C.
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group (See Instructions)*            (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
      Arizona
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power         0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power         3,370,656
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power         0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power         3,370,656
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,370,656
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     23.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     OO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  6  of 11  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
     New Century Financial Corporation (the "Issuer")
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
       18400 Von Karman, Suite 1000, Irvine, California 92612
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
  The Baptist Foundation of Arizona, Foundation Administrative Services, Inc., The Foundation Companies, Inc., Cornerstone Fund I, L.L.C.


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
      1313 East Osborn Road, Suite 250, P.O. Box 33339, Phoenix, Arizona 85067

      ADDRESS OF THE PRINCIPAL BUSINESS OFFICE OF CORNERSTONE FUND I, L.L.C. 5050 North 40th Street, Suite 310, Phoenix, Arizona 85108
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            The Baptist Foundation of Arizona: Arizona
            Foundation Administrative Services, Inc.: Arizona
            The Foundation Companies, Inc.: Arizona
            Cornerstone Fund I, L.L.C.: Arizona
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock, $.01 par value ("Issuer Common")
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            64352D101

-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

          Not Applicable
-------------------------------------------------------------------------------
ITEM 4.  OWNERSHIP

    THE BAPTIST FOUNDATION OF ARIZONA:

                                                          Page  7   of 11  Pages
                                                               ---    ---

    (a) Amount Beneficially Owned:
        3,370,656 (A)
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        23.9%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               0
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
               3,370,656 (A)
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
               0
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
               3,370,656 (A)
              -----------------------------------------------------------------

    FOUNDATION ADMINISTRATIVE SERVICES, INC.

    (a) Amount Beneficially Owned:
        3,370,656 (A)
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        23.9%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               0
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
               3,370,656 (A)
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
               0
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
               3,370,656 (A)
              -----------------------------------------------------------------

    THE FOUNDATION COMPANIES, INC.

    (a) Amount Beneficially Owned:
        3,370,656 shares (A)
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        23.9%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               0
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
               3,370,656 (A)
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
               0
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
               3,370,656 (A)
              -----------------------------------------------------------------

  CORNERSTONE FUND I, L.L.C.

    (a) Amount Beneficially Owned:
        3,370,656 (A)
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        23.9%
    ---------------------------------------------------------------------------

                                                       Page 8 of 11 Pages
                                                            --   ---
    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               0
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
               0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
               0
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
               3,370,656 (A)
              -----------------------------------------------------------------
    (A) All shares are owned of record by Cornerstone Fund I, L.L.C. The Foundation Companies, Inc., is the managing member of Cornerstone
        Fund I, L.L.C., and, as manager, has the sole right to vote all shares of Issuer Common held by Cornerstone Fund I, L.L.C. The Foundation Companies, Inc. is a wholly-owned subsidiary of The
        Baptist Foundation of Arizona. Under the Amended and Restated
        Operating Agreement of Cornerstone Fund I, L.L.C., no shares of
        Issuer Common held by Cornerstone Fund I, L.L.C. may be disposed of without the consent of Cornerstone Equity Partners, L.L.C., an
        Arizona limited liability company and a member of Cornerstone Fund I, L.L.C.
------------------------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not applicable
-------------------------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not applicable.

-------------------------------------------------------------------------------

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         See Exhibit 7.1
-------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not applicable.
-------------------------------------------------------------------------------


ITEM 9.  DISSOLUTION OF GROUP
         Not applicable
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

         Not applicable

                                                            Page 9 of 11 Pages
                                                                --    ---
                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      February 17, 1998

                                      THE BAPTIST FOUNDATION OF ARIZONA

                                      By: /s/ Thomas D. Grabinski
                                         --------------------------------------

                                      Title:   Secretary
                                            -----------------------------------


                                       FOUNDATION ADMINISTRATIVE SERVICES, INC.

                                       By:  /s/ Thomas D. Grabinski
                                            ------------------------------------

                                       Title:  Secretary
                                             -----------------------------------


                                       THE FOUNDATION COMPANIES, INC.

                                       By:  /s/ Thomas D. Grabinski
                                            ------------------------------------

                                       Title:  Secretary
                                             -----------------------------------


                                       CORNERSTONE FUND I, L.L.C.

                                       By: THE FOUNDATION COMPANIES, INC.,
                                           MANAGER

                                       By:  /s/ Thomas D. Grabinski
                                            ------------------------------------

                                       Title:  Secretary
                                             -----------------------------------